EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

Nobuaki Kobayashi, Elpida Trustee, Attorney-at-Law
Takao Adachi, Director and Executive Officer, Elpida Public Relations
+81-3-3281-1500

MICRON AND ELPIDA ANNOUNCE CLOSING
OF SPONSOR AGREEMENT TRANSACTIONS

Micron Increases Global Scale and Enhances DRAM Portfolio
Micron Also Acquires Rexchip Shares from Powerchip

BOISE, Idaho, and TOKYO, July 31, 2013 – Micron Technology, Inc. (Nasdaq: MU) ("Micron") and Elpida Memory, Inc. ("Elpida") trustees announced today the closing of Micron’s acquisition of 100 percent of Elpida’s equity, pursuant to a Sponsor Agreement entered into on July 2, 2012 in connection with Elpida's corporate reorganization proceedings conducted under the jurisdiction of the Tokyo District Court. In a related transaction, Micron also announced today the completion of its acquisition of a 24 percent share of Rexchip Electronics Corporation from Powerchip Technology Corporation and certain of its affiliates. The transactions will be recorded for accounting purposes as being effective at 11:59 p.m., Tokyo time, on July 31, 2013.

Elpida's assets include a 300 millimeter (mm) DRAM fabrication facility located in Hiroshima, Japan; an approximate 65 percent ownership interest in Rexchip, whose assets include a 300mm DRAM fabrication facility located in Taiwan; and a 100 percent ownership interest in Akita Elpida Memory, Inc., whose assets include an assembly and test facility located in Akita, Japan. Together with the Rexchip shares acquired from Powerchip, Micron will control approximately 89 percent of Rexchip's outstanding shares and 100 percent of Rexchip product supply. The manufacturing assets of Elpida and Rexchip together can produce more than 185,000 300mm wafers per month, which represents an approximate 45 percent increase in Micron's current manufacturing capacity.

Using its advanced technologies, Elpida has built a strong presence in Mobile DRAM, targeting mobile phones and tablets. Micron is a leader in delivering enterprise DRAM solutions for networking and servers as well as offering a wide product portfolio in NAND flash memory and NOR. Combining the two complementary product portfolios will further strengthen Micron's position in the memory market and enable it to provide customers with an even more complete set of high-quality solutions.

“We are pleased to bring together Elpida with Micron to form the industry’s leading pure-play memory company. This combination will result in enhanced R&D and manufacturing scale, significant cost and production synergies and a stronger memory product portfolio to provide solutions to our customers,” said Micron CEO Mark Durcan.

Yukio Sakamoto, CEO, President and co-trustee of Elpida, said, “This transaction is a strong testament to the value of Elpida's technologies, products and people, and it will result in a combined organization that can best serve customers with broader memory solutions, strength and scale.”

Effective with the closing, Mr. Sakamoto announced his resignation from Elpida. Micron and Elpida announced that Yoshitaka Kinoshita will replace Mr. Sakamoto as the President, Representative Director and Business Trustee of Elpida and become the President of Micron Japan.

“I want to personally thank Sakamoto-san for his strong leadership of Elpida and for his efforts in helping bring Elpida and Micron together. I look forward to working with Kinoshita-san as we seek to strengthen our combined teams,” said Durcan.

About Elpida
Elpida Memory, Inc. is a leading manufacturer of Dynamic Random Access Memory (DRAM) integrated circuits. The company's design, manufacturing and sales operations are backed by world class technological expertise. Its 300mm manufacturing facilities, consisting of its Hiroshima Plant and a Taiwan-based joint venture, Rexchip Electronics, utilize the most advanced manufacturing technologies available. Elpida's portfolio features such characteristics as high-density, high-speed, low power and small packaging profiles. The company provides DRAM solutions across a wide range of applications, including personal computers, servers, mobile devices and digital consumer electronics. More information can be found at http://www.elpida.com.

About Micron
Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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